FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Third Quarter 2009 Results

(October 9, 2009)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the third quarter of 2009 of $642,000, a $377,000, or 142.3% increase over the $265,000 earned during the third quarter of 2008.  Net income for the nine months ended September 30, 2009, was $2,983,000, a $105,000, or 3.4% decrease from the $3,088,000 earned during the same period in 2008.  Earnings per share for the third quarter of 2009 were $0.23 compared to $0.09 for the same period in 2008.  Year-to-date earnings per share were $1.05 in 2009 compared to $1.08 in 2008.

The most significant items impacting the Corporation’s year-to-date earnings were an increase in the amount of premiums paid for FDIC insurance coverage and an increase in the provision for loan loss expense.  FDIC insurance costs totaled $881,000 for the nine months ended September 30, 2009, a $757,000 increase over the $124,000 recorded for the same period in 2008.  In addition to its regular assessment increase, the FDIC issued a special one-time assessment to replenish reserves depleted by bank failures in the last two years.  The Corporation also recorded a provision for loan loss expense of $1,720,000 for the nine months ended September 30, 2009, a $1,201,000 increase over the $519,000 recorded for the same period in 2008. The higher provision was a result of specific allocations made for several commercial loans.  As a result of the higher provision, the allowance as a percentage of loans increased from 1.05% as of June 30, 2009, to 1.35% as of September 30, 2009.

The Corporation’s core earnings, net interest income (NII), of $15,478,000 for the first nine months of 2009 represents an increase of $425,000, or 2.8% over the same period last year. The improvement in NII was primarily generated by $994,000 in savings on deposit costs, a 12.5% reduction.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower in 2009, compared to 2008.  Conversely, the lower rates, especially a lower Prime rate, decreased total interest income by $749,000, or 2.9%.  Despite moderate growth in the loan portfolio, the majority of new loans have been issued at interest rates lower than the average portfolio rate; thereby reducing the interest earnings on loans.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $126,000, or 9.8%, and $613,000, or 16.1%, for the three and nine months ended September 30, 2009, respectively, compared to the same periods in 2008.  This increase was from operational and fee changes made to the Bank’s deposit products as a result of the business improvement engagement that began in May of 2008.  These changes were not fully implemented until the final quarter of 2008.

For the third quarter of 2009, the Corporation incurred net losses on the sale or impairment of securities of $197,000, an improvement of $676,000 from the $873,000 loss recorded in the same period in 2008.  For the nine months ended September 30, 2009, the Corporation recorded net losses on the sale or impairment of securities of $41,000, a $720,000 improvement over the $761,000 loss recorded in the same period in 2008.  Gains on the sale of mortgages increased by $37,000 and $109,000, respectively, over the three and nine-month periods ended September 30, 2008.

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ENB FINANCIAL CORP

Total operating expenses for the third quarter of 2009 decreased $213,000, or 4.3%, from the third quarter of 2008.  Operating expenses in the third quarter of 2008 included costs related to a business process improvement initiative that did not affect third quarter 2009 expenses. Conversely, operating expenses for the nine months ended September 30, 2009, increased by $1,357,000, or 9.7%, over the same period in 2008.  The higher FDIC insurance premiums represented an increase of $68,000 and $757,000 to third quarter and year-to-date operating expenses, respectively.  Higher salary and benefit costs, which increased by $30,000, or 1.1%, and $357,000, or 4.5%, over the three and nine-month periods ended September 30, 2008, resulted from costs related to transitions in the organizational structure, and increasing health insurance costs.  Outside services costs decreased $222,000, or 42.2%, for the three-month period ended September 30, 2009, compared to the same period in 2008.  However, for the nine months ended September 30, 2009, outside services costs increased $115,000, or 10.2%, compared to the same period in 2008.  The quarter-to-date decrease and year-to-date increase can be primarily attributed to contractual costs for the business improvement consulting engagement that began in May of 2008.  The final payment made under this contract was in April of 2009.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2009 were 0.35% and 3.73% respectively, compared with 0.16% and 1.57% for the third quarter of 2008.  For the first nine months of 2009, the Corporation’s annualized ROA was 0.56% compared to 0.62% in 2008, while the ROE was 5.87% compared to 6.00% for the same period of 2008.

As of September 30, 2009, the Corporation had total assets of $718.4 million, up 5.9%; total deposits of $551.6 million, up 8.0%; and total loans of $424.0 million, up 6.7%, from the balances as of September 30, 2008.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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